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                                                                   EXHIBIT 99.4

                                          DE ANZA PROPERTIES - X

                                          9171 Wilshire Boulevard
                                          Beverly Hills, California 90210
                                          National:  (800) 321-9638 (ext. 153)
                                          California: (800) 421-2991 (ext. 153)


(LOGO)
PROPERTIES - X

December 21, 1995

Dear Limited Partner:

     Before you make your final decision whether to tender your units, please consider your options. You can continue your investment in a premium apartment project that has consistently provided substantial cash distributions. Even the Bidder believes that this property has a current value in excess of its offer.

     We are enclosing Amendment No. 2 to our previously filed Schedule 14D-9. We urge you to read this Amendment. It focuses, among other things, on the risks of a continuing investment in the Partnership, expands upon our reasons for recommending against the offer and explains why the Partnership did not sell its remaining property when it sold other properties.

     Please accept our very best wishes for the holiday season. We hope that both you and the Partnership will have a prosperous new year.

                                          Sincerely,

                                          DE ANZA PROPERTIES - X

                                          By: De Anza Corporation
                                              Operating General Partner


                                              By: /s/  HERBERT M. GELFAND
                                                  ------------------------------
                                                       Herbert M. Gelfand
                                                     Chairman of the Board